UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2014

VANTAGE HEALTH

(Exact name of registrant as specified in its charter)

Nevada	333-168930	93-0659770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Warren St. Suite 200

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 503-3570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On January 1, 2014, our parent company, Nanobeak Inc. (“Nanobeak”), entered into a License Agreement (the “License Agreement”) with the National Aeronautics and Space Administration (“NASA”) pursuant to which Nanobeak was granted a royalty-bearing, non-transferable license (the “License”) to certain inventions and patent rights owned by NASA relating to chemical sensing nanotechnology, for use within the United States and its territories. The License is effective as of December 31, 2013 and subject to an initial five year term, during which the License will be exclusive to Nanobeak. Following the initial five-year term, the License shall automatically convert to a non-exclusive license.

The License may be terminated by NASA following a 30 day cure period, among other reasons, upon a breach of the License Agreement or upon its determination that Nanobeak has failed to adequately develop or commercialize the licensed patents. Specific milestones and commercialization requirements are set forth in the License Agreement.

NASA provides no warranties under the License Agreement and assumes no responsibility for our use, sale or other disposition of the licensed technology. We agree to indemnify NASA against all liabilities arising from such use, sale or other disposition.

NASA has approved Nanobeak’s sublicense of the License to Vantage Health. Any further sublicensing will require NASA’s prior written approval.

We must pay certain royalties in connection with the License as set forth in the License Agreement. Royalties owed for 2014 have been paid in advance by Nanobeak, with the next payment due in 2015.

We intend to file the License Agreement as an exhibit to our next periodic report and will seek confidential treatment of certain terms in the License Agreement at such time.

Item 8.01 Other Events.

On January 7, 2014, the Company issued a press release announcing that it has entered into the License Agreement with NASA. A copy of the press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated January 7, 2014, titled “Vantage Health Receives License After NASA and Nanobeak Enter into an Exclusive Five-Year Commercial License Agreement.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VANTAGE HEALTH

	By:	/s/ J. Jeremy Barbera
	Name:	J. Jeremy Barbera
	Title:	President and Chief Executive Officer
Date: January 7, 2014